Exhibit 99.2

Waverley Capital Acquisition Corp. 1 Announces Closing of $200 Million Initial Public Offering

August 24, 2021 04:00 PM Eastern Daylight Time

NEW YORK — (BUSINESS WIRE) — Waverley Capital Acquisition Corp. 1 (the “Company”), a special purpose acquisition company, announced today the closing of its initial public offering of 20,000,000 units at a price of $10.00 per unit.

The units were listed on the New York Stock Exchange and began trading under the ticker symbol “WAVCU” on August 20, 2021. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “WAVC” and “WAVCW,” respectively.

The Company is sponsored by WCAC1 Sponsor LLC, an affiliate of Waverley Capital, L.P., and is led by Daniel V. Leff, Ph.D. as the Chief Executive Officer and Edgar Bronfman, Jr. as chairman of the board of directors. The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

Evercore ISI and Morgan Stanley acted as joint book-running managers for this offering. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

•	Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; and

•	Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York, 10014.

The registration statement relating to the securities became effective on August 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the search for an initial business combination and the anticipated use of the net proceeds. No assurance can be given that the initial public offering or the search for an initial business combination will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward- looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contacts:

Waverley Capital Acquisition Corp. 1

Alan Henricks, CFO

info@waverleycorp1.com

www.waverleycorp1.com/investor-relations